Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

Date: March 7, 2019

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES CLOSING OF
$400 MILLION SENIOR NOTES OFFERING

Southfield, Michigan – March 7, 2019 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today the closing of the Company’s previously announced offering of $400 million of its 6.625% senior notes due 2026 (the “notes”), at an issue price of 100% of the principal amount of the notes, in a private offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). We intend to use the net proceeds from the offering of the notes for general corporate purposes, which may include repayment of outstanding borrowings, if any, under our revolving credit facility.

The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The notes will not be registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration requirements.